Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-283721 and 333-286837 on Form S-3 and Registration Statement Nos. 333-275126 and 333-288155 on Form S-8 of our report dated March 27, 2025 (August 19, 2025 as to the effects of the restatement discussed in Note 2 to the financial statements), relating to the financial statements of Allurion Technologies Inc. appearing in this Annual Report on Form 10-K/A for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 28, 2025